EXHIBIT 99.1

NetManage Issues a Notification That the Proxy Statement in Connection to the Proposed Merger Has Been Mailed

CUPERTINO, Calif., May 22, 2008 (PRIME NEWSWIRE) -- NetManage, Inc. (Nasdaq:NETM), a software company that provides the fastest way to transform legacy applications into new Web-based business solutions, today issued a notification that the proxy statement in connection with proposal to approve and adopt an Agreement and Plan of Merger has been mailed to stockholders.

The proxy can be downloaded from the following link: http://ir.netmanage.com/phoenix.zhtml?c=82752&p=irol-sec

Hard copies of the proxy statement will also be available at the NetManage headquarters located at 20883 Stevens Creek Blvd., Cupertino, California, 95014.

Additionally, NetManage stockholders have been cordially invited to attend the special meeting of stockholders which will be held at the NetManage headquarters on June 17, 2008, at 9:00 a.m., Pacific Daylight Time.

About NetManage

NetManage, Inc. (Nasdaq:NETM) is a software company that provides the fastest way to transform legacy applications into new Web-based business solutions. More than 10,000 customers worldwide, including the majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

NetManage, NetManage logo, the lizard-in-the-box logo, Chameleon and Chameleon design, Incremental SOA, RUMBA, ONESTEP, ViewNow, SupportNow, Librados, and OnWeb are either trademarks or registered trademarks of NetManage, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.

The NetManage logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2691

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